SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                       State Street Research Institutional Funds

Address of Principal Business Office
(No. & Street, City, State, Zip Code):      One Financial Center
                                            Boston, Massachusetts  02111

Telephone Number:                           (617) 357-7800

Name and Address of agent
for service of process:                     Francis J. McNamara, III, Esq.
                                            Executive Vice President, Secretary and
                                             General Counsel
                                            State Street Research & Management Company
                                            One Financial Center
                                            Boston, Massachusetts  02111

                             Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and the Commonwealth of Massachusetts, on the 5th day of March, 1999.

                                                     STATE STREET RESEARCH
                                                       INSTITUTIONAL FUNDS


                                                     By: /s/ Ralph F. Verni
                                                         -----------------------
                                                         Name:  Ralph F. Verni
                                                         Title: President


Attest:

/s/ Amy L. Simmons
------------------------------
Name:  Amy L. Simmons
Title: Assistant Vice President,
       State Street Research & Management Company


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